Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Third Quarter 2023 Financial Results

CHICAGO— (November 8, 2023) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the third quarter ended September 30, 2023.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “We underwrite new opportunities with a two-fold purpose – to provide our investors with an attractive yield and protection of principal. The underlying performance of the loan portfolio during the quarter continues to demonstrate that our diligent underwriting and focus on the strongest operators in limited license states are accomplishing these two primary objectives for our investors. With the substantial improvement in the equities of the cannabis operators of late and a more positive indication of future regulatory relief, the creditworthiness of our borrowers has improved in the past quarter. This credit improvement and more positive outlook align well with our expectation of greater demand for capital from some of the larger operators over the next 12 to 18 months.”

Tony Cappell, Chief Executive Officer, added, “The sequential gross originations growth of $35 million and the ability to improve our weighted average yield to maturity to 19.3% this quarter demonstrate our success in continuing to capture a greater share of new loan demand in the cannabis industry. Credit quality remains paramount with real estate collateral coverage of 1.5x. While we remain under-levered at 23% and with $25 million of liquidity, we are re-initiating discussions to expand our credit facility to provide even more capacity to fund new opportunities from our active investment pipeline.”

Portfolio Performance

●	As of September 30, 2023, total loan commitments of approximately $355.9 million ($344.7 million funded, $11.2 million in future fundings) across 27 portfolio investments.

●	Weighted average yield to maturity was approximately 19.3% as of September 30, 2023 compared with approximately 19.2% as of June 30, 2023.

●	Real estate collateral coverage was 1.5x as of September 30, 2023 compared with 1.5x as of June 30, 2023.

●	Loan to enterprise value (calculated as outstanding principal balance divided by total value of collateral on a weighted average basis) was approximately 42.5% as of September 30, 2023 compared with approximately 41.0% as of June 30, 2023.

●	The percentage of loans which bear a variable interest rate was approximately 81% as of September 30, 2023 compared with approximately 88% as of June 30, 2023.

Investment Activity

●	During the third quarter, Chicago Atlantic had total gross originations of $35.4 million, $32.8 million of which was funded to new borrowers. New originations were partially offset by principal repayments of $10.9 million, of which $8.8 million was attributable to unscheduled early repayments.

●	The Company had $63.0 million and $74.0 million outstanding on its $100.0 million revolving credit facility as of September 30, 2023 and November 7, 2023, respectively. The Company currently has total liquidity, net of estimated liabilities, of approximately $25 million.

Dividends

●	On October 13, 2023, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the third quarter of 2023 to common stockholders of record on September 29, 2023.

Third Quarter 2023 Financial Results

●	Net interest income of approximately $13.7 million, which is consistent with the second quarter of 2023. Interest income included approximately $0.7 million of interest income from prepayment fees and acceleration of original issue discounts and the effect of the 25-basis-point prime rate increase in July 2023. These increases were offset by an increase in weighted average borrowings on the revolving credit facility contributing to an increase in interest expense of approximately $0.5 million.

●	Total expenses of approximately $3.9 million before provision for current expected credit losses, which is consistent with the second quarter of 2023; primarily attributable to the $0.2 million decrease in net management and incentive fees offset by a $0.3 million increase in stock-based compensation.

●	The total reserve for current expected credit losses of $5.1 million decreased sequentially by $0.1 million and amounts to approximately 1.5% of the portfolio principal balance of $341.8 million as of September 30, 2023.

●	Distributable Earnings of approximately $10.5 million, or $0.57 per weighted average diluted common share, representing a sequential increase of 3.6%.

●	Book value per common share increased sequentially by 0.7% to $15.17 as of September 30, 2023 compared with $15.06 as of June 30, 2023, primarily due to third quarter distributable earnings in excess of the regular quarterly dividend of $0.47.

●	As of September 30, 2023, the Company had $63.0 million outstanding on its $100.0 million secured credit facility, resulting in a leverage ratio (debt to book equity) of approximately 23%.

2023 Outlook

Chicago Atlantic affirmed its 2023 outlook previously issued on March 9, 2023.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its Third Quarter 2023 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 60 employees and has deployed over $2.0 billion across more than 60 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan
SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2023 (unaudited)	December 31, 2022
Assets
Loans held for investment	$322,513,760	$339,273,538
Loan held for investment – related party (Note 7)	16,278,729	-
Loans held for investment, at carrying value	338,792,489	339,273,538
Current expected credit loss reserve	(5,112,195)	(3,940,939)
Loans held for investment at carrying value, net	333,680,294	335,332,599
Cash and cash equivalents	8,702,157	5,715,827
Debt securities, at fair value	3,469,340	-
Interest receivable	2,226,902	1,204,412
Other receivables and assets, net	946,077	1,018,212
Related party receivables	3,284,900	-
Total Assets	$352,309,670	$343,271,050

Liabilities
Revolving loan	$63,000,000	$58,000,000
Dividend payable	8,568,252	13,618,591
Management and incentive fees payable	1,601,387	3,295,600
Related party payables	1,668,783	1,397,515
Accounts payable and other liabilities	1,187,591	1,058,128
Interest reserve	498,264	1,868,193
Total Liabilities	76,524,277	79,238,027
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 18,182,241 and 17,766,936 shares issued and outstanding, respectively	181,823	176,859
Additional paid-in-capital	276,946,111	268,995,848
Accumulated earnings (deficit)	(1,342,541)	(5,139,684)
Total stockholders’ equity	275,785,393	264,033,023
Total liabilities and stockholders’ equity	$352,309,670	$343,271,050

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the three months ended	For the three months ended	For the three months ended
	September 30, 2023	June 30, 2023	September 30, 2022
Revenues
Interest income	$15,183,450	$14,659,222	$13,795,097
Interest expense	(1,449,143)	(994,926)	(861,348)
Net interest income	13,734,307	13,664,296	12,933,749

Expenses
Management and incentive fees, net	1,601,387	1,799,667	1,347,421
General and administrative expense	1,251,307	1,280,401	1,076,798
Professional fees	491,107	537,894	348,785
Stock based compensation	540,426	263,844	84,891
(Reversal)/provision for current expected credit losses	(41,351)	1,139,112	306,885
Total expenses	3,842,876	5,020,918	3,164,780
Change in unrealized gain on debt securities, at fair value	85,567	-	-
Net Income before income taxes	9,976,998	8,643,378	9,768,969
Income tax expense	-	-	-
Net Income	$9,976,998	$8,643,378	$9,768,969

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.55	$0.48	$0.55
Diluted earnings per common share (in dollars per share)	$0.54	$0.47	$0.55

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	18,175,467	18,094,288	17,657,913
Diluted weighted average shares of common stock outstanding (in shares)	18,562,930	18,273,512	17,752,290

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended	For the three months ended	For the three months ended
	September 30, 2023 (Unaudited)	June 30, 2023 (Unaudited)	September 30, 2022 (Unaudited)
Net Income	$9,976,998	8,643,378	9,768,969

Adjustments to net income
Non-cash equity compensation expense	540,426	263,844	84,891
Depreciation and amortization	146,676	91,798	138,549
(Reversal)/provision for current expected credit losses	(41,351)	1,139,112	306,885
Change in unrealized gain on debt securities, at fair value	(85,567)	-	-
Distributable Earnings	10,537,182	10,138,132	10,299,294
Adjustments to Distributable Earnings	-	-	-
Adjusted Distributable Earnings	10,537,182	10,138,132	10,299,294
Basic distributable earnings per common share (in dollars per share)	$0.58	$0.56	$0.58
Diluted distributable earnings per common share (in dollars per share)	$0.57	$0.55	$0.58
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	18,175,467	18,094,288	17,657,913
Diluted weighted average shares of common stock outstanding (in shares)	18,562,930	18,273,512	17,752,290